INSTRUCTIONS FOR USE OF MERCANTILE BANCORP, INC.
SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONSULT THE SUBSCRIPTION AGENT OR
YOUR BANK, BROKER OR OTHER NOMINEE AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Mercantile Bancorp, Inc., a Delaware corporation (the “Company ”), of up to 8,703,330 Units (as defined herein) pursuant to the exercise of subscription rights (“Subscription Rights”) distributed to all holders of record of shares of common stock, $0.4167 par value per share (“Common Stock”), of the Company, as of 5:00 p.m., New York City time, on [ • ] (the “Record Date”). One Unit consists of one share of the Company’s Common Stock and one warrant to purchase one share of the Company’s Common Stock. The Subscription Rights are described in the Company’s prospectus (the “Prospectus”) dated [ • ], 2010.

Holders of record of Common Stock will receive one Subscription Right for each share of Common Stock held by them as of 5:00 p.m., New York City time, on the Record Date. Holders of record of Common Stock will not receive any fractional subscription rights; instead fractional subscription rights will be rounded up to the next largest whole number. Each Subscription Right will entitle the holder to purchase one Unit (the “Basic Subscription Privilege”) at the cash price of $[ • ] per whole Unit (the “Subscription Price”). In addition, each holder of Subscription Rights that exercises its Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) for additional Units at the same Subscription Price of $[ • ] per whole Unit on a pro rata basis, if any Units are not purchased by other holders of the subscription rights under their Basic Subscription Privilege as of the expiration date (the “Excess Shares”). “Pro rata” means in proportion to the aggregate number of Units that you and the other subscription rights holders who have exercised your Basic Subscription Privileges and have requested to purchase pursuant to the Over-Subscription Privilege would own prior to the exercise of any Over-Subscription Privilege. Each holder of Subscription Rights may only exercise such holder’s Over-Subscription Privilege if such holder exercised such holder’s Basic Subscription Privilege in full and other holders of Subscription Rights do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata among those Subscription Rights holders who exercised their Over-Subscription Privileges. No subscriber can own, as a result of the exercise of its Basic Subscription Privilege or Over-Subscription Privilege, a number of shares, and warrants to acquire shares, of the Company’s Common Stock which would result in such subscriber owning, as of the consummation of the rights offering, in excess of 9.9% of the Company’s Common Stock, on a fully-diluted basis. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of shares available under their Basic Subscription Privilege.

Nominee record holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Subscription Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided nominee record holders identify the number of Subscription Rights they are exercising for each beneficial owner.

The Subscription Rights will expire at 5:00 p.m., New York City time, on [ • ], 2010 (unless extended in the sole discretion of the Company) (as it may be extended, the “Expiration Date”).

The number of Subscription Rights to which you are entitled is printed on page 1 of your subscription rights certificate. You should indicate your wishes with regard to the exercise of your subscription rights by completing the appropriate sections of your subscription rights certificate and returning the subscription rights certificate to the Subscription Agent in the envelope provided.

ILLINOIS STOCK TRANSFER CO., THE SUBSCRIPTION AGENT, MUST RECEIVE YOUR COMPLETED SUBSCRIPTION CERTIFICATE OR YOUR NOTICE OF GUARANTEED DELIVERY ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF PERSONAL CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR.

1. Exercise of Subscription Rights.  To exercise the Subscription Rights, properly complete and execute your subscription rights certificate and send it, together with payment in full of the subscription price for each Unit subscribed for pursuant to the Subscription Rights, to Illinois Stock Transfer Co. Delivery of the subscription rights certificate must be made by hand, mail or overnight courier. FACSIMILE DELIVERY OF THE SUBSCRIPTION RIGHTS CERTIFICATE WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE VALID DELIVERY. All payments must be made in United States dollars by (a) personal check payable to “Illinois Stock Transfer Co., acting as Subscription Agent for Mercantile Bancorp, Inc.” or (b) wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose. The wire instruction are as follows:

For Benefit Of:	Illinois Stock Transfer Co. as Rights Offering Agent for Mercantile Bancorp, Inc.
Account Number:	[ • ]
Bank:	[ • ]
[ • ]
[ • ]
ABA Number:	[ • ]

The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled “Acceptance of Payments.” IF PAYING BY PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR FOLLOWING RECEIPT BY THE SUBSCRIPTION AGENT. ACCORDINGLY, HOLDERS OF SUBSCRIPTION RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF A PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT THE SUBSCRIPTION AGENT RECEIVES CLEARED PAYMENT BY SUCH DATE.

Nominee Holders.  Banks, brokers, trust, depositaries or other nominee holders of the Subscription Rights who exercise Subscription Rights on behalf of beneficial owners of the Subscription Rights will be required to certify to the Subscription Agent and to the Company, on a Nominee Holder Certification Form, as to the aggregate number of Subscription Rights that have been exercised by each beneficial owner of Subscription Rights on whose behalf such nominee holder is acting, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Acceptance of Payments.  Payments will be deemed to have been received by the Subscription Agent only upon (a) the receipt by the Subscription Agent of a personal check or (b) immediately available funds transferred through a wire transfer.

Procedures for Guaranteed Delivery of a Subscription Certificate.  If you are unable to deliver a properly completed subscription rights certificate to the Subscription Agent on or before the Expiration Date, you may cause a written guarantee of delivery substantially in the form available from the Subscription Agent (the “Notice of Guaranteed Delivery”), from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent, to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of subscription rights represented by your subscription rights certificate and the number of subscription rights being exercised pursuant to the Subscription Rights. A Notice of Guaranteed Delivery will guarantee the delivery of your properly completed and executed subscription rights certificate within three (3) business days following the date of the execution of the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your subscription rights certificate within three (3) business days of the date of execution of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

Contacting the Subscription Agent.  The Subscription Agent for the Rights Offering is Illinois Stock Transfer Co. You may contact the Subscription Agent at the addresses and telephone and facsimile numbers as follows:

By Hand:

Illinois Stock Transfer Co.
209 West Jackson Boulevard
Suite 903
Chicago, Illinois 60606
Attn: Bob Pearson

By Mail or Overnight Courier:

Illinois Stock Transfer Co.
209 West Jackson Boulevard
Suite 903
Chicago, Illinois 60606
Attn: Bob Pearson

By Facsimile Transmission:

(312) 427-2879
Confirm by telephone to:
(800) 757-5755

The telephone number for Illinois Stock Transfer Co., the Subscription Agent, for inquiries, information or requests for additional documentation with respect to the Subscription Rights or the Rights Offering is (800) 757-5755.

Partial Exercises; Effect of Over- and Underpayments.  If you exercise less than all of the Subscription Rights evidenced by your subscription rights certificate, the Subscription Agent will issue to you a new subscription rights certificate evidencing the unexercised subscription rights upon your request. However, if you choose to have a new subscription rights certificate sent to you, you may not receive any such new subscription rights certificate in sufficient time to permit exercise of the subscription rights evidenced thereby.

If you have not indicated the number of subscription rights being exercised, or if you do not deliver the dollar amount sufficient to purchase the number of Units subscribed for, you will be deemed to have exercised the subscription rights with respect to the maximum number of whole subscription rights which may be exercised for the Subscription Price payment you deliver.

Sale or Transfer of Subscription Rights.  The Subscription Rights are not transferable in any way, except to affiliates of the recipient and except by operation of law. Evidence satisfactory to the Company that any such permitted transfer is proper must be delivered by mail or overnight courier or by hand to the Subscription Agent at the address specified in these instructions prior to the Expiration Date.

2. Delivery of Stock Certificates.  The following deliveries and payments will be made to the address shown on the face of your subscription rights certificate, unless you provide instructions to the contrary in your subscription rights certificate.

(a) Subscription Rights.  As soon as practicable after the Expiration Date and the valid exercise of subscription rights, the Subscription Agent will mail to each exercising subscription rights holder certificates representing shares of Common Stock purchased pursuant to the Subscription Rights; provided, that if the Company accepts subscriptions prior to the Expiration Date, certificates representing shares of Common Stock will be mailed to subscribers promptly following such acceptance.

(b) Excess Cash Payments.  As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each subscription rights holder any excess amount, without interest or deduction, received in payment of the Subscription Price.

3. To Have a Subscription Certificate Divided into Smaller Denominations.  To have a subscription rights certificate divided into certificates for smaller numbers of subscription rights, send your subscription rights certificate, together with complete instructions (including specification of the whole number of subscription rights you wish to be evidenced by each new subscription rights certificate) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new subscription rights certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive such new subscription rights certificates in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the Subscription Agent will be liable to you for any such delays.

4. Execution.

(a) Execution by Registered Holder.  The signature on the subscription rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the subscription rights certificate without any alteration or change whatsoever. Persons who sign the subscription rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution by Person Other than the Registered Holder.  If the subscription rights certificate is executed by a person other than the holder named on the face of the subscription rights certificate, proper evidence of authority of the person executing the subscription rights certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c) Signature Guarantees.  Your signature must be guaranteed by an Eligible Guarantor Institution as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, if you specify special issuance or delivery instructions.

5. Method of Delivery.  The method of delivery of subscription rights certificates and the payment of the Subscription Price to the Subscription Agent will be at the election and risk of the subscription rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date. Your delivery to an address or by any method other than as set forth herein will not constitute valid delivery.

6. Special Provisions Relating to the Delivery of Subscription Rights through Depository Facility Participants.  In the case of holders of subscription rights that are held of record through The Depository Trust Company (“DTC”), exercises of the subscription rights may be effected by instructing DTC to transfer subscription rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the subscription rights.